Exhibit 99.1

Company Contact:

Lawrence L. Spanley, Jr.

Chief Financial Officer

(314) 621-0699

Investor Contacts:

Integrated Corporate Relations

Allison Malkin/Jean Fontana

(203) 682-8225/(203) 682-8272

BAKERS FOOTWEAR REPORTS THIRD QUARTER SALES

ST. LOUIS, MO., November 2, 2006 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 261 stores, today reported third quarter fiscal 2006 net sales.

For the thirteen weeks ended October 28, 2006 net sales increased 7.7% to $46.6 million, compared to $43.2 million in the thirteen weeks ended October 29, 2005. Comparable store sales in the third quarter decreased 4.2%, compared to a 21.0% increase in the comparable period last year. The Company’s Internet and catalog net sales, which are a component of comparable store sales, increased 105.9%. During the third quarter of fiscal 2006, Bakers Footwear opened 15 stores and remodeled three stores.

For the thirty-nine week year to date period ended October 28, 2006 net sales increased 7.6% to $143.5 million up from $133.4 million in the thirty-nine weeks ended October 29, 2005. Year to date comparable store sales decreased 3.8% compared to a 13.4% increase in the same period last year.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group, stated: “Consumer response to our fall assortments was favorable, however comparable store sales declined for the quarter, reflecting the exceptionally strong results we reported during the third quarter last year and weak sandal sales in the first two weeks of August this year. While we recognize that we continue to face difficult comparisons in the fourth quarter, we believe our inventory is on plan and our current and upcoming assortments are reflective of our customer desires for emerging footwear trends.”

About Bakers Footwear Group

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 250 stores nationwide under two formats, Bakers and Wild Pair. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934).  BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS.  ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS.    FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.